As filed with the Securities and Exchange Commission on January 29, 1999

                                                     Registration No. 333-68243

===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          Amendment No. 1 to Form S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                              ALLTEL Corporation
            (Exact name of registrant as specified in its charter)

          Delaware                                              34-0868285
(State or other jurisdiction of                              (I.R.S. Employer
  incorporation or organization)                            Identification No.)

                 One Allied Drive, Little Rock, Arkansas 72202
                                (501) 905-8000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               FRANCIS X. FRANTZ
                    Executive Vice President-External Affairs
                               One Allied Drive
                          Little Rock, Arkansas 72202
                                (501) 905-8111
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.___
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.___

                 Subject to Completion dated ____________, 1999

PROSPECTUS


                               ALLTEL CORPORATION

                                Debt Securities

         We may offer and sell up to $300,000,000 in principal amount of our debt securities. We may determine the terms of the debt at a later time. The debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt.

         The prospectus supplement that accompanies this prospectus describes the securities being offered, as well as the specific terms of the securities. Those terms may include:

              amount owed at maturity                interest rate
              the maturity date                      redemption terms
              public offering price                  interest payment dates


                                ----------------

Neither the Securities and Exchange Commission nor any other regulatory body has approved these securities or passed upon the accuracy or truthfulness of this prospectus. Any representation to the contrary is a criminal offense.

         We may offer the securities in amounts, at prices and on terms determined by market conditions at the time of offering. We may sell the securities through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.


                                 --------------


The information in this prospectus is not complete and may be changed. ALLTEL may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer is not permitted.


               This Prospectus is dated _________________, 1999.

                               TABLE OF CONTENTS

ALLTEL
Incorporation of Certain Documents by Reference
Available Information
Use of Proceeds
Selected Financial Information
Description of Securities
Plan of Distribution
Legal Opinions
Experts

      You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the Securities and Exchange Commission. We have not authorized anyone to provide you with information that is different. We are offering to sell, and are seeking offers to buy, the securities described in the prospectus only where offers and sales are permitted. The information contained in this prospectus, the prospectus supplement and our filings with the SEC is accurate only as of its date, even though this prospectus and the prospectus supplement may be delivered or the debt securities may be sold to you at a later time.

                                     ALLTEL
     ALLTEL, a Delaware corporation, is a customer-focused information technology company that provides wireline and wireless communications and information services. ALLTEL owns subsidiaries that provide local telephone, long-distance telephone, network access and internet services, wireless communications, wide-area paging service, and information processing management services and advanced applications software. Telecommunications products are warehoused and sold by ALLTEL's distribution subsidiary. A subsidiary also publishes telephone directories for affiliated and independent telephone companies. ALLTEL's principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202, telephone (501) 905-8000.

Communications
     ALLTEL's wireline and wireless operations are combined into a single organization to efficiently develop, deliver and support a broad range of communication products and services in its geographically clustered markets primarily located in the Southeast and Midwest United States. ALLTEL's full product array and geographic focus allows it to bundle various services together and ALLTEL is now able to offer various combinations of wireline and wireless telephone, long-distance, internet access, and paging services to its customer base.
     ALLTEL utilizes a growing fiber optic network to link its markets together, deploying the latest technologies to support leading-edge communication services.
     ALLTEL serves over 6 million communication customers and emphasizes local market presence to attract and retain customers. ALLTEL's direct distribution network consists of full service retail stores, outlets and kiosks in high traffic malls and department stores and a direct sales force. Its indirect distribution network utilizes nationally recognized and local dealers. In addition, ALLTEL offers centralized, 24-hour a day customer call and service centers to facilitate timely response to customer inquiries and service requests and to cross sell additional communications products and services to its customer base.

Information Services
     ALLTEL Information Services, Inc. provides a wide range of information processing services primarily to the financial services and telecommunications industries through information processing centers that it staffs, equips and operates. Information processing contracts are generally for a multi-year period. ALLTEL Information Services also develops and markets software worldwide to financial services and telecommunications companies operating their own information processing departments. The principal operating units of ALLTEL Information Services' business consist of the Financial Services Division and the Telecommunications Division.

     The Financial Services Division markets software and services that have been developed and improved continuously over the last three decades and are designed to fulfill substantially all of the retail and wholesale information processing and management information requirements of financial institutions.

The Financial Services Division also provides data processing and related computer software and systems to financial institutions originating and/or servicing single family mortgage loans. This division's software products and processing services, combined with its team of consultants, are intended to offer a cost-effective alternative to the extensive technical support staff and the enlarged group of mortgage bankers which would otherwise have to be assembled in-house by each customer. The Financial Services Division's on-line systems automate processing functions required in the origination of mortgage loans, the management of such loans while in inventory before they are sold in the secondary market, and their subsequent servicing.
     The Telecommunications Division is primarily engaged in the development and marketing of billing services and customer care software to local telephone, wireless and personal communications service companies. In addition, the Telecommunications Division provides data processing and outsourcing services to both wireline and wireless telecommunications service providers.

Product Distribution Operations
     ALLTEL Supply, Inc., with warehouses and counter-sales showrooms across the United States, is a major distributor of telecommunications equipment and materials. It supplies equipment to affiliated and non-affiliated telephone companies, business systems suppliers, railroads, governments, and retail and industrial companies.

Other
      ALLTEL also operates subsidiaries that publish telephone directories and provide cable television service.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information filed with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering:

                  ALLTEL's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed April 24, 1998;


                  ALLTEL's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (as amended by Form 10-Q/A filed January 29, 1999); and


                  ALLTEL's Current Reports on Form 8-K dated March 16, 1998, April 21, 1998, June 23, 1998, July 2, 1998 (as amended by Form 8-K/A filed September 2, 1998), and December 2, 1998 (as amended by Form 8-K/A filed January 29, 1999).


               We will provide free copies of any of these documents, if you write or telephone us at:

                               Investor Relations
                                One Allied Drive
                           Little Rock, Arkansas 72202

                            Telephone (501) 905-8999

                             AVAILABLE INFORMATION

     We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. In particular, the registration statement includes as exhibits copies of our Indenture, amendments to the Indenture, and a form of the debt security to be issued. Descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described below.
     We file annual, quarterly and special reports and other information with the SEC. You may read and copy documents at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the operation of the public reference room. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

                                 USE OF PROCEEDS

     We intend to use the net proceeds from the sale of these debt securities to refinance existing debt, to finance acquisitions, as opportunities may arise, and for other general corporate purposes. Further details relating to the uses of the net proceeds of any such offering will be set forth in the applicable prospectus supplement. We expect to engage in additional financing as needs arise.

                         CERTAIN FINANCIAL INFORMATION
     The following table sets forth certain financial information for ALLTEL. You should read the following table together with the consolidated financial statements and accompanying notes of ALLTEL included in the documents under "Available Information."

                                          Nine Months Ended
                                            September 30,                      Year Ended December 31,
                                      --------------------------     ---------------------------------------------
(Dollars in millions)                   1998(a)       1997(b)           1997(b)        1996(c)         1995(d)
                                        -------       -------           -------        --------        -------
Total revenues and sales                $3,821        $3,363            $4,545         $4,239          $3,898

Income before income taxes                $711          $771              $984           $579            $596
Net income                                $374          $458              $589           $351            $353

EBITDA                                  $1,110        $1,216            $1,656         $1,382          $1,354

Capital Expenditures                      $559          $523              $827           $764            $847

Fixed charges                             $226          $216              $293           $262            $298
Ratio of earnings to fixed
   charges  (e)                           3.94          4.34              4.18           3.03            2.92
Long-term debt as a
   percentage of total
    capitalization (end of
    period)                              54.6%         56.8%             57.9%          57.7%           63.0%

(a) Net income for the nine months ended September 30,1998 includes pretax gains of $296.2 million from the sale of certain investments, principally consisting of ALLTEL's investment in MCI WorldCom, Inc. common stock. These gains increased net income by $179.8 million or $.65 per share. Net income for the nine months ended September 30, 1998 also include $307 million of transaction costs and one-time charges related to the closing of the merger with 360 Communications Company effective July 1, 1998, and to changes in a customer care and billing contract with a major customer. The net income impact of these transaction and one-time charges decreased net income
    $234.6 million or $.85 per share.

(b) Net income for both the nine months ended September 30, 1997 and for the year ended December 31, 1997 include pretax gains of $209.7 million from the sale of ALLTEL's healthcare operations and from the sale of certain investments, principally consisting of ALLTEL's investment in MCI Worldcom, Inc. common stock. These gains increased net income by $121.5 million or $.44 per share. Net income for both periods of 1997 also include a pretax write-down of $16.9 million to reflect the fair value less cost to sell ALLTEL's wire and cable operations. This write-down decreased net income $11.7 million or $.04 per share.

(c) Net income for 1996 includes pretax write-downs of $120.3 million to adjust the carrying value of certain software and other assets. The write-downs decreased net income $72.7 million or $.25 per share.

(d) Net income for 1995 includes pretax gains of $49.8 million from the sale of certain wireline properties, partially offset by termination fees of $140.0 million incurred due to the early retirement of long-term debt and by an additional pretax write-down of $5.0 million in the carrying value of ALLTEL's check processing operations. The net income impact of these transactions increased net income $19.8 million or $.07 per share.

(e) The ratio of earnings to fixed charges was 2.54 and 2.81 for the years ended December 31, 1994 and 1993, respectively. For purposes of this calculation, earnings consist of the sum of income before income taxes and adjustments for minority interests in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees less amounts for capitalized interest, preference security dividend requirements of consolidated subsidiaries and the minority interest in pretax income of subsidiaries that have not incurred fixed charges.

   Fixed charges consist of interest on indebtedness, amortized expenses related to indebtedness, the portion of rental expense representative of the interest factor and preference security dividend requirements of consolidated subsidiaries.

The following table sets forth ALLTEL's capitalization as of September 30, 1998.

                                                                      % of
(Dollars in millions)                             Outstanding    Capitalization
                                                  -----------   --------------

Long-term debt (including current maturities)     $3,616             54.6%
Preferred stock, redeemable                            5               .1
Preferred stock, non-redeemable                        9               .1
Common equity                                      2,989             45.2
                                                   -----           ------
                                                  $6,619            100.0%
                                                  ======           ======

                            DESCRIPTION OF SECURITIES

     The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. A prospectus supplement will describe the particular terms and provisions of, and the extent to which the general terms and provisions described below may apply to, a series of debt securities.
     ALLTEL will issue the debt securities under an Indenture between ALLTEL and Chase Manhattan Trust Company, National Association, which acts as trustee. The Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the securities, and it is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including the definition of certain terms used in the Indenture. For example, in this section we capitalize words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning of only the more important terms. We also include references in parentheses to certain sections of the Indenture. When we refer to certain sections or defined terms of the Indenture in this prospectus or any prospectus supplement, such sections or defined terms are incorporated by reference here and in the prospectus supplement.

General

     Each series of debt securities will constitute unsecured and unsubordinated indebtedness of ALLTEL and will rank on an equal basis with ALLTEL's other unsecured and unsubordinated indebtedness. You should refer to the prospectus supplement for the terms of the particular series of securities being offered, including:

     o   the title of the debt securities of the series;

     o any limit upon the aggregate Principal amount of the debt securities of the series;

     o the date or dates on which the Principal of the debt securities of the series will be payable;

     o the rate or rates, or manner of calculation, if any, at which the debt securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to securities of the series in registered form, the record date for the interest payable on any interest payment date;

     o the place or places where the Principal of and interest, if any, on the debt securities of the series will be payable;

     o   any redemption or sinking fund provisions;

     o if other than the Principal amount thereof, the portion of the Principal amount of securities of the series that will be payable upon declaration of acceleration of the maturity thereof;

     o whether the debt securities of the series will be issuable in registered or bearer form, or both;

     o the terms upon which a Holder may exchange bearer securities for securities in registered form and vice versa;

     o whether the debt securities will be issued in the form of one or more "global securities" through the book-entry system of The Depository Trust Company, New York, New York;

     o whether and under what circumstances ALLTEL will pay additional amounts on the debt securities of the series held by a person who is not a U.S. person in respect of taxes or similar charges withheld or deducted and, if so, whether ALLTEL will have the option to redeem such securities rather than pay such additional amounts; and

     o any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required by or advisable under United States law or regulations or advisable in connection with the marketing of debt securities of such series.

     To the extent not described in this prospectus, Principal and interest, if any, will be payable, and the debt securities of a particular series will be transferable, in the manner described in the prospectus supplement relating to such series.
     Debt securities of any series may be issued as registered securities or bearer securities, or both, as specified in the terms of the series. The person in whose name a registered security is registered, and the bearer of an unregistered security, is referred to in this prospectus and the prospectus supplement as a "Securityholder" or a "Holder." Debt securities will be issued in denominations of $1,000 and integral multiples thereof, and bearer securities will not be offered, sold, resold, or delivered to U.S. persons in connection with their original issuance.
     If appropriate, the prospectus supplement will describe federal income tax consequences applicable to a series of debt securities.

Book-Entry System
     ALLTEL may issue debt securities of any series under a book-entry system in the form of one or more global securities. If ALLTEL chooses to issue debt securities in the form of global securities, each global security will be deposited with, or on behalf of, the Depository Trust Company (the "Depositary"), and will be registered in the name of the Depositary or its nominee. Upon the issuance of a global security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective Principal amounts of the debt securities represented by such global security to the accounts of participants. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom, and/or their representatives, own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Ownership of beneficial interests in the global security will be limited to such participants or persons that may hold interests through participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.
     The purpose of the Depositary is to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary has advised ALLTEL that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act.
     So long as the Depositary or its nominee is the registered owner of a global security, ALLTEL will consider the Depositary as the sole owner or holder of the securities represented by such global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such global security:
     o will not be entitled to have the debt securities registered in their names,
     o will not receive or be entitled to receive physical delivery of certificates representing the debt securities, and
     o will not be considered the owners or Holders of the debt securities under the Indenture.
Accordingly, to exercise any rights of a Holder under the Indenture, each person owning a beneficial interest in such global security must rely on the procedures of the Depositary, and if such person is not a participant, on the procedures of the participant through which such person owns its interest. In the event that ALLTEL requests any action of the holders or a beneficial owner desires to take any action a Holder is entitled to take, the Depositary has informed ALLTEL that it would act upon the instructions of, or authorize, the participant to take such action.
     ALLTEL will make payment of Principal of and interest on debt securities represented by a global security to the Depositary or its nominee, as the case may be, as the registered owner and Holder of the global security representing such securities. Neither ALLTEL, the Trustee, nor any paying agent or registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     The Depositary has advised ALLTEL that it will credit participants' accounts with payments of Principal or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the Principal amount of the global security as shown on the records of the Depositary. ALLTEL expects that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.
     A global security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A global security representing all but not part of the securities is exchangeable for securities in definitive form of like tenor and terms if:
   o the Depositary notifies ALLTEL that it is unwilling or unable to continue as depositary for such global security or at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by ALLTEL within 90 days of receipt of such notice or of ALLTEL's becoming aware of such ineligibility, or
   o ALLTEL, in its sole discretion, at any time determines not to have all of the securities represented by a global security and notifies the Trustee of such.
Any such exchange will be made for securities registered in such names and in such authorized denominations as the Depositary for such global security shall direct.
   The Depositary has further advised ALLTEL that the Depositary's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions, including Principal and interest payments, to securityholders, book-entry deliveries, and settlement of trades within the depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.
   However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed its participants and other members of the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depositary acquires services to: (a) impress upon them the importance of such services being Year 2000 compliant: and (b) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.
   According to the Depositary, the foregoing information with respect to the Depositary has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Exchange of Registered or Bearer Securities
     A Holder of registered debt securities may exchange them for an equal aggregate Principal amount of registered debt securities of the same series and date of maturity in such authorized denominations as he or she may request upon surrender of the registered securities at ALLTEL's agency maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(a).)
     To the extent permitted by the terms of a series of debt securities authorized to be issued in registered form and bearer form, a Holder of bearer debt securities may exchange them for an equal aggregate Principal amount of registered or bearer debt securities of the same series and date of maturity in such authorized denominations as he or she may request upon surrender of the bearer debt securities with all unpaid coupons at ALLTEL's agency maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) A purchaser may not exchange registered debt securities or bearer debt securities until ALLTEL has notified the Trustee and the Registrar that, as a result of such exchange, ALLTEL will not suffer adverse consequences under United States laws and regulations.

Lien on Assets
     ALLTEL agrees in the Indenture that, if at any time it mortgages, pledges, or otherwise subjects to any lien the whole or any part of its property or assets, except as described below, ALLTEL will secure the outstanding securities, and any other of its obligations that may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge, or lien, for as long as any such indebtedness or obligation is so secured. This covenant does not apply to:
     o the creation, extension, renewal, or refunding of purchase-money mortgages or liens, or other liens to which any property or asset acquired by ALLTEL is subject as of the date of its acquisition by ALLTEL, or
     o the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify ALLTEL to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions, or other social security, or with any court, board, commission, or governmental agency as security incident to the proper conduct of any proceeding before it.
Nothing contained in the Indenture prevents a person directly or indirectly controlling or controlled by, or under direct or indirect common control with, ALLTEL from mortgaging, pledging, or subjecting to any lien any property or assets, whether or not acquired by such person from ALLTEL. (Section 4.02.) Except as described above, the Indenture does not contain any covenants or other provisions which would afford Securityholders protection in the event of a highly leveraged transaction involving ALLTEL.

Amendment and Waiver
   Subject to certain exceptions, ALLTEL and the Trustee may amend or supplement the Indenture or the debt securities with the consent of the Holders of a majority in Principal amount of the outstanding debt securities of each series affected by the amendment or supplement, with each series voting as a class. The Trustee may waive compliance with any provision with the consent of the Holders of a majority in Principal amount of the outstanding debt securities of each series affected by such waiver, with each series voting as a class. Without the consent of each Securityholder affected, any such amendment or waiver may not: o reduce the amount of debt securities whose Holders must consent to an amendment or waiver;
     o change the rate of or change the time of payment of interest on any debt security;
     o change the Principal of or change the fixed maturity of any debt security;
     o waive a default in the payment of the Principal of or interest on any debt security;
     o make any security payable in money other than that stated in the debt security;
     o   reduce any premium payable upon redemption of any debt security; or
     o impair the right to institute suit for the enforcement of any payment on or with respect to any debt security. (Section 9.02.)

   ALLTEL and the Trustee may amend or supplement the Indenture without the consent of any Securityholder to:
     o cure any ambiguity, defect, or inconsistency in the Indenture or in the debt securities of any series;
     o provide for the assumption of all the obligations of ALLTEL under the securities and any coupons related thereto and the Indenture by any corporation in connection with a merger, consolidation, transfer, or lease of ALLTEL's property and assets substantially as an entirety, as provided for in the Indenture;
     o   secure the debt securities;
     o provide for uncertificated securities in addition to or in place of certificated debt securities;
     o make any change that does not adversely affect the rights of any Securityholder;
     o provide for the issuance of, and establish the form and terms and conditions of, a series of debt securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of securities; or
     o   add to rights of Securityholders. (Section 9.01.)

Successor Entity
     ALLTEL may not consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity unless:

     o the successor entity is a U.S. corporation and assumes all of ALLTEL's obligations under the securities and any coupons related thereto and the Indenture and,
     o after giving effect to the transaction, no default under the Indenture shall have occurred and be continuing. ALLTEL's obligations under the securities and the Indenture terminate after the transaction is completed, except in the case of a lease. (Section 5.01.)

Deposit of Money or Government Obligations to Pay Securities
     ALLTEL has the right to terminate certain of its obligations under the debt securities and the Indenture with respect to the debt securities of any series or any installment of Principal of or interest on that series if ALLTEL:
     o irrevocably deposits with the Trustee, in trust for the benefit of the Holders of that series or portions thereof, money or obligations of the United States of America sufficient to pay, when due, Principal of and interest on the debt securities with respect to which a deposit is made to maturity or redemption or such installment of Principal of or interest, as the case may be, and
     o all other conditions set forth in the securities of that series are met.
       In such event, however, ALLTEL's obligation to pay the Principal of and interest on the debt securities shall survive. (Section 8.01; Section 4.01.)

Events of Default
     Securityholders will have special rights if an Event of Default occurs and is not cured, as described in this section. The following events are defined in the Indenture as "Events of Default" with respect to a series of debt securities:
     o default in the payment of interest on any debt security of such series for 90 days;
     o default in the payment of the Principal of any security of such series;
     o failure by the Company for 90 days after notice to it to comply with any of its other agreements in the debt securities of such series, in the Indenture, or in any supplemental indenture under which the debt securities of that series may have been issued; and
     o   certain events of bankruptcy or insolvency. (Section 6.01.)
   If an Event of Default occurs with respect to the debt securities of any series and is continuing, the Trustee or the Holders of at least 25% in Principal amount of all of the outstanding debt securities of that series may declare the Principal of all the debt securities of that series to be due and payable. Upon such declaration, such Principal and all accrued interest thereon shall be due and payable immediately. (Section 6.02.)
   Subject to such provisions in the Indenture for the indemnification of the Trustee, the Holders of at least a majority in aggregate Principal amount of the outstanding debt securities of each series affected may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may refuse to follow any such direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of Securityholders of that series or that would subject the Trustee to personal liability. (Section 6.05)
   A Securityholder may pursue a remedy with respect to the Indenture or the debt securities of any series only if:
     o such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of such series;
     o the Holders of at least 25% in aggregate Principal amount of outstanding debt securities of such series shall have made written request to the Trustee to pursue the remedy;

     o such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be, or which may be, incurred by the Trustee in pursuing the remedy;
     o the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
     o during such 60-day period, the Holders of a majority in aggregate Principal amount of the outstanding securities of such series have not given the Trustee a direction that is inconsistent with such written request.
   A Securityholder may not use the Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over such other Securityholder. (Section 6.06)
   The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.01(f).) The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of Principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.) The Company is not required under the Indenture to furnish any periodic evidence as to the absence of default or as to compliance with the terms of the Indenture.

Concerning the Trustee
   ALLTEL maintains banking relationships in the ordinary course of business with the Trustee.

                              PLAN OF DISTRIBUTION
     We may sell the debt securities to or through underwriters. We also may sell the debt securities directly to other purchasers or through agents. Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the debt securities.
     The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
     In connection with the sale of the debt securities, underwriters may receive compensation from ALLTEL or from purchasers of the debt securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters and agents that participate in the distribution of the debt securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the prospectus supplement.
        Under agreements which may be entered into by ALLTEL underwriters and agents who participate in the distribution of the debt securities may be entitled to indemnification by ALLTEL against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.
        Unless otherwise indicated in the prospectus supplement, we do not intend to list any of the debt securities on a national securities exchange. In the event the debt securities are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities or as to the liquidity of the trading market for the debt securities, whether or not the debt securities are listed on a national securities exchange. The prospectus supplement with respect to the debt securities will state, if known, whether or not any broker-dealer intends to make a market in the debt securities. If no such determination has been made, the prospectus supplement will so state.

     The place and time of delivery for the debt securities in respect of which this prospectus is delivered will be set forth in the prospectus supplement.
                                 LEGAL OPINIONS
   Legal matters in connection with the issuance and sale of the debt securities will be passed upon for ALLTEL by Friday, Eldredge & Clark, Little Rock, Arkansas.

                                     EXPERTS
     The consolidated financial statements of ALLTEL as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in ALLTEL's 1997 Form 10-K and Report on Form 8-K filed December 2, 1998 (as amended by Form 8-K/A filed on January 29, 1999), and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports. The consolidated financial statements of ALLTEL in ALLTEL's Report on Form 8-K filed December 2, 1998, include the financial statements of 360 Communications, which were filed with ALLTEL's Report on Form 8-K/A dated September 2, 1998 and which have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in that Form 8-K/A. As to certain equity investees of 360 Communications (GTE Mobilnet of South Texas Limited Partnership, New York SMSA Limited Partnership, Orlando SMSA Limited Partnership and Chicago MSA Limited Partnership) such report is based in part on the reports of other independent auditors. The financial statements of 360 Communications referred to above are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          Securities and Exchange Commission Filing Fee        $ 83,400
          Counsel Fees and Expenses                              10,000
          Fees and Expenses of Trustee                            6,000
          Printing and Engraving                                 10,000
          Blue Sky Fees and Expenses                              8,000
          Accountants' Fees and Miscellaneous Expenses           20,000
                                                               --------
                   Total                                       $137,400
                                                               ========

--------------
Item 16. Exhibits.
               1           -   Form of Underwriting Agreement (2)
               4(a)(i)     -   Indenture  between the  Registrant and Ameritrust
                               Company National Association, Trustee, dated as
                               of January 1, 1987 (incorporated by reference to
                               Registrant's Form S-3 Registration Statement, No.
                               33-10808, filed on December 16, 1986).
               4(a)(ii)    -   First Supplemental Indenture, dated as of
                               March 1, 1987 (incorporated by reference to
                               Registrant's Current Report on Form 8-K Report
                               dated March 6, 1987, No. 33-10808, filed on
                               March 6, 1987).
               4(a)(iii)   -   Second Supplemental Indenture, dated as of
                               April 1, 1989 (incorporated by reference to
                               Registrant's Form S-3 Registration Statement, No.
                               33-27052, filed on February 15, 1989).
               4(a)(iv)    -   Third Supplemental Indenture, dated as of May 8,
                               1990 (incorporated by reference to Registrant's
                               Form S-3 Registration Statement, No. 33-39055,
                               filed on February 20, 1991).
               4(a)(v)     -   Fourth Supplemental Indenture, dated as of
                               March 1, 1991 (incorporated by reference to
                               Registrant's Current Report on Form 8-K dated
                               March 6, 1991, filed on March 6, 1991).
               4(a)(vi)    -   Fifth Supplemental Indenture, dated as of
                               October 1, 1993 (incorporated by reference to
                               Registrant's Form S-3 Registration Statement No.
                               33-50401, filed on October 15, 1993).
               4(a)(vii)   -   Sixth Supplemental Indenture, dated as of
                               April 1, 1994 (incorporated by reference to
                               Registrant's Form S-3 Registration Statement
                               No. 33-52743, filed on March 25, 1994).
               4(a)(viii)  -   Seventh Supplemental Indenture, dated as of
                               September 1, 1995 (incorporated by reference to
                               Registrant's Form S-3 Registration Statement
                               No. 33-60669, filed on August 31, 1995).
               4(a)(ix)    -   Eighth Supplemental Indenture, dated as of
                               March 1, 1996 (incorporated by reference to
                               Registrant's Form S-3 Registration Statement No.
                               333-01181, filed on February 29, 1996).
               4(a)(x)     -   Form of Ninth Supplemental Indenture (2).
               4(b)        -   Form of  Security (2).  The form or forms of
                               Security with respect to each particular series of Securities registered hereunder that differs from the form of Security filed herewith will be filed as an exhibit to a Current Report on Form
                               8-K and shall be deemed to be incorporated herein by reference.

               5           -   Opinion of Friday, Eldredge & Clark as to the
                               legality of the Securities to be issued.
               12          -   Statement RE Computation of Ratio of Earnings to
                               Fixed Charges(1).
               23(a)       -   Consent of Arthur Andersen LLP, Independent
                               Public Accountants (2).
               23(b)       -   Consent of Ernst & Young LLP (2).
               23(c)       -   Consent of Arthur Andersen LLP (2).
               23(d)       -   Consent of Arthur Andersen LLP (2).
               23(e)       -   Consent of PricewaterhouseCoopers LLP (2).
               23(f)       -   Consent of PricewaterhouseCoopers LLP (2).
               23(g)       -   Consent of counsel is contained in Opinion of
                               Counsel filed as Exhibit 5.
               24(a)       -   Powers of Attorney (1).
               24(b)       -   Resolutions of Board of Directors (1).
               25          -   Form T-1, Statement of Eligibility and
                               Qualification under Trust Indenture Act of 1939
                               of Chase Manhattan Trust Company, National
                               Association (2).
         --------------

(1) Previously Filed
(2) Filed herewith

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 29th of January, 1999.


                                               ALLTEL CORPORATION

                                               By  *JOE T. FORD
                                                  ---------------
                                                   (Joe T. Ford, Chairman
                                                    and Chief Executive Officer)


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 29th of January, 1999.


            Signature                                   Title
            ---------                                   -----

    *JOE T. FORD                            Chairman, Chief Executive Officer,
    ------------------------------           and Director
    (Joe T. Ford)

    *DENNIS E. FOSTER                       Vice Chairman and Director
    ------------------------------
    (Dennis E. Foster)

    *SCOTT T. FORD                          President, Chief Operating Officer,
    ------------------------------           and Director
    (Scott T. Ford)

    *DENNIS J. FERRA                        Senior Vice President and Chief
    ------------------------------           Administrative Officer
    (Dennis J. Ferra)                         (Principal Financial Officer)

    *JEFFERY R. GARDNER                     Senior Vice President- Finance
    ------------------------------            and Treasurer
    (Jeffery R. Gardner)                      (Principal Accounting Officer)

    *JOHN R. BELK                           Director
    ------------------------------
    (John R. Belk)

    *LAWRENCE L. GELLERSTEDT, III           Director
    ------------------------------
    (Lawrence L. Gellerstedt, III)

    *CHARLES H. GOODMAN                     Director
    ------------------------------
    (Charles H. Goodman)

    *MICHAEL HOOKER                         Director
    ------------------------------
    (Michael Hooker)

    *W. W. JOHNSON                          Director
    ------------------------------
    (W. W. Johnson)

    *EMON A. MAHONY, JR.                    Director
    ------------------------------
    (Emon A. Mahony, Jr.)

    *JOHN P. MCCONNELL                      Director
    ------------------------------
    (John P. McConnell)

    *JOSIE C. NATORI                        Director
    ------------------------------
    (Josie C. Natori)

    *FRANK E. REED                          Director
    ------------------------------
     (Frank E. Reed)

    *RONALD TOWNSEND                        Director
    ------------------------------
    (Ronald Townsend)

    *WILLIAM H. ZIMMER, JR.                 Director
    ------------------------------
    (William H. Zimmer, Jr.)


    *BY   Francis X. Frantz
    ------------------------------
    (Francis X. Frantz, Attorney-in-Fact)

EXHIBIT INDEX
Official  Exhibit
     No.                        Description
   ------                       -----------
    1               -  Form of Underwriting Agreement(2)
    4(a)(i)         -  Indenture between the Registrant and
                       Ameritrust Company National Association,
                       Trustee, dated as of January 1, 1987
                       (incorporated by reference to
                       Registrant's Form S-3 Registration
                       Statement, No. 33-10808, filed on
                       December 16, 1986).
    4(a)(ii)        -  First Supplemental Indenture dated as
                       of March 1, 1987 (incorporated by reference
                       to Registrant's Current Report on Form
                       8-K dated March 6, 1987, No. 33-10808,
                       filed on March 6, 1987).
    4(a)(iii)       -  Second Supplemental Indenture, dated as
                       of April 1, 1989 (incorporated by reference
                       to Registrant's Form S-3 Registration
                       Statement, No. 33-27052, filed on
                       February 15, 1989).
    4(a)(iv)        -  Third Supplemental Indenture, dated as of
                       May 8, 1990 (incorporated by reference to
                       Registrant's Form S-3 Registration
                       Statement, No. 33-39055, filed on
                       February 20, 1991).
    4(a)(v)         -  Fourth Supplemental Indenture, dated as of
                       March 1, 1991 (incorporated by reference to
                       Registrant's Current Report on Form 8-K
                       dated March 6, 1991, filed on March 6, 1991).
    4(a)(vi)        -  Fifth Supplemental Indenture, dated as of
                       October 1, 1993 (incorporated by reference
                       to Registrant's Form S-3 Registration
                       Statement No. 33-50401, filed on
                       October 15, 1993).
    4(a)(vii)       -  Sixth Supplemental Indenture, dated as of
                       April 1, 1994 (incorporated by reference to
                       Registrant's Form S-3 Registration
                       Statement No. 33-52743, filed on March 25,
                       1994).
    4(a)(viii)      -  Seventh Supplemental Indenture, dated as of
                       September 1, 1995 (incorporated by reference
                       to Registrant's Form S-3 Registration
                       Statement No. 33-60669, filed on August 31,
                       1995).
    4(a)(ix)        -  Eighth Supplemental Indenture, dated as of
                       March 1, 1996 (incorporated by reference to
                       Registrant's Form S-3 Registration Statement
                       No. 333-01181, filed on February 29, 1996).
    4(a)(x)         -  Form of Ninth Supplemental Indenture (2).
    4(b)            -  Form of Security (2).  The form or forms of
                       Security with respect to each particular series of Securities registered hereunder that differs from the form of Security filed herewith will be filed as an exhibit to a Current Report on Form 8-K and shall be deemed to be incorporated herein by reference.

    5               -  Opinion of Friday, Eldredge & Clark as to the
                       legality of the Securities to be issued (1).
    12              -  Statement Re Computation of Ratio of Earnings
                       to Fixed Charges (1).
    23(a)           -  Consent of Arthur Andersen LLP, Independent
                       Public Accountants (2).
    23(b)           -  Consent of Ernst & Young LLP (2).
    23(c)           -  Consent of Arthur Andersen LLP (2).
    23(d)           -  Consent of Arthur Andersen LLP (2).
    23(e)           -  Consent of PricewaterhouseCoopers LLP (2).
    23(f)           -  Consent of PricewaterhouseCoopers LLP (2).
    23(g)           -  Consent of Counsel is contained  in Opinion
                       of Counsel filed as Exhibit 5.
    24(a)           -  Powers of Attorney (1).
    24(b)           -  Resolutions of Board of Directors (1).
    25              -  Form T-1, Statement of Eligibility and
                       Qualification under Trust Indenture Act of
                       1939 of Chase Manhattan Trust Company,
                       National Association (2).

-------------
(1) Previously filed.      (2) Filed herewith.